Exhibit 99.1

Friday, November 16, 2012, For Immediate Release

Press Release

Heartland Express, Inc. Declares Regular Quarterly and Special Dividends

NORTH LIBERTY, IOWA - November 16, 2012 - The Board of Directors of Heartland Express, Inc. (Nasdaq: HTLD) announced today the declaration of a regular quarterly cash dividend. The $0.02 per share dividend will be paid on December 17, 2012 to shareholders of record at the close of business on December 7, 2012. A total of approximately $1.7 million will be paid on the Company's 85.0 million shares of common stock. This is the Company's thirty-eighth consecutive quarterly cash dividend.

The Board of Directors also announced a special dividend of $1.00 per share. The $1.00 per share special dividend is also expected to be paid on December 17, 2012 to stockholders of record at the close of business on December 7, 2012. No portion of the $1.00 special dividend is considered to be a return of capital. A total of approximately $85.0 million will be paid on the Company's 85.0 million outstanding shares of common stock as a result of the special dividend.

Stockholders will receive one check representing dividends paid under both the quarterly and special dividend. With the payment of these dividends, the Company will have paid a total of $436.6 million in cash dividends, including three special dividends since the dividend program was implemented in the third quarter of 2003.

The press release may contain forward-looking statements, which are based on information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.

For further information contact
Michael J. Gerdin, President and CEO
John P. Cosaert, ExecVP; CFO
Heartland Express, Inc.
319-626-3600